PLEXUS CORP.

STOCK OPTION AGREEMENT

TO: [name] DATE:	[date]

In order to provide additional incentive through stock ownership for certain officers and key employees of Plexus Corp. (the “Corporation”) and its subsidiaries, you (the “Grantee”) are hereby granted a Stock Option (“Option”) effective as of      , 20     (the “Grant Date”), to purchase      shares of the Corporation’s Common Stock at a price per share of $     .

This Option is subject to the terms and conditions set forth in this Agreement and in the Plexus Corp. 2005 Equity Incentive Plan (the “Plan”), the terms of which are incorporated herein by reference.

[One of the following alternatives shall be designated. If no alternative is designated, Alternative 1 shall apply]:

[ ] Alternative 1: This option shall become exercisable under the schedule set forth in Section 12 of the Plan, which is as follows:

Years After	Maximum Number of Shares
Grant Date	Which May Be Exercised
Less than 1	0%

1 but less than 2	Thirty Three and one third percent (33?%)

2 but less than 3	Sixty six and two thirds percent (66?%)

3 but less than 10	One hundred percent (100%)

[ ] Alternative 2: This Option shall become exercisable in accordance with the schedule established by the Committee at the time of grant and set forth below:

[ ] Alternative 3: This Option shall vest immediately; however, you may not sell any shares acquired upon exercise of the Option for at least six months after the Grant Date.

This Option will lapse after 10 years from the Grant Date and thus may not be exercised thereafter. No part of this Option is transferable or assignable, in whole or in part, unless otherwise provided for in the Plan.

You may exercise this option provided that it meets all vesting requirements, by logging on to www.etrade.com/stockplans.com or by calling E*Trade at 800.838.0908 in the U.S. or 1.650.599.0125 outside the U.S. The website provides you with detailed instructions on how to exercise stock options as well as other relevant information pertaining to your grant. Keep in mind that if you are considered an “insider” you are subject to blackout restrictions which may prevent exercise during certain time periods referred to as the ‘blackout period”. If you are considered an “insider” you have been notified of the restrictions via email.

This Option shall terminate on the date you cease to be employed by the Corporation or its subsidiaries, except that (i) during the three-month period following the date of such termination of employment and if such termination is not for cause, you shall be entitled to exercise the Option granted hereunder to the extent such Option was exercisable on the date of the termination of your employment, and (ii) during the one-year period following the date of termination of employment due to disability (as defined in the Plan for ISOs) or death, you or your representative shall be entitled to exercise the Option granted hereunder in full (to the extent not previously exercised). Such three-month or one-year period shall not, however, extend the term of any Option beyond the date such Option would otherwise have lapsed.

This option is intended to be an incentive stock option (“ISO”) to the maximum extent permitted by law. In accordance with Internal Revenue Code rules, the aggregate fair market value (determined as of the date of grant) of shares with respect to which ISOs are exercisable for the first time during any calendar year (under the Plan or under any other incentive stock option plan of the Company or Subsidiary of the Company) may not exceed $100,000. If the fair market value of shares on the date of grant with respect to which ISOs are exercisable for the first time during any calendar year exceeds $100,000, then the options for the first $100,000 of shares to become exercisable in such calendar year will be ISOs and the options for the amount in excess of $100,000 that become exercisable in that calendar year will be treated as non-qualified stock options (“NSOs”).

Prior to the exercise of an Option you should consult your tax advisor regarding the tax consequences thereof. No shares shall be issued upon exercise of an Option until withholding taxes, if any, and any other withholding obligation, if any, have been satisfied (as applicable). The Committee may provide that, if and to the extent withholding of any federal, state or local tax is required in connection with the exercise of an Option, the Grantee may elect, at such time and in such manner as the Committee may prescribe, to have the Corporation hold back from the shares to be issued, the number of shares of Common Stock calculated to have a Fair Market Value equal to such withholding obligation.

Under applicable securities laws, you may not be able to sell any shares for a period of time after your purchase, and you must comply with the Company’s Insider Trading Restrictions and Policies (copy attached). The Corporation’s counsel should be consulted on your ability to sell your shares under the 1934 Act.

The Plan provides that no Option may be exercised unless the Plan is in full compliance with all laws and regulations applicable thereto.

No amendment, modification or waiver of this Agreement, in whole or in part, shall be binding unless consented to in writing by the Corporation and no amendment may cause any Grantee to be unfavorably affected with respect to any Option already granted hereunder.

Neither the establishment of, nor the awarding of Options under this Plan shall be construed to create a contract of employment between any Grantee and the Corporation or its subsidiaries; nor does it give any Grantee the right to continue in the employment of the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge any Grantee at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation’s right to establish, modify, amend or terminate any profit sharing, retirement or other benefit plans.

To accept this grant, agreement and other linked materials please logon with your user name and password to www.etrade.com/stockplans.com and select the Stock Options page. This grant will be listed at the bottom of all prior grants and will be labeled in the status column as “Requires Acceptance”. Clicking on this link will take you to the Grant Acceptance page which will allow you to view and print (recommended) all applicable documents related to this grant. To accept the grant and all applicable documents you will type in your password and click accept. By accepting this grant online you acknowledge and accept this grant and the terms and conditions. You also acknowledge receipt of this Stock Option Agreement, a copy of the 2005 Equity Incentive Plan, and a copy of the Insider Trading Restrictions and Policies. If this grant is not accepted online within 30 days from the grant date of this Agreement, this Option will be deemed refused and may be withdrawn.

The terms of the Plan shall have precedence over any terms in this Agreement that are inconsistent therewith.

PLEXUS CORP.

By: /s/ Joseph D. Kaufman

Secretary